Exhibit 4.2

GENERAL MILLS, INC.

OFFICERS’ CERTIFICATE

AND

AUTHENTICATION ORDER

Pursuant to the Indenture, dated as of February 1, 1996 (as amended, the “Indenture”), between General Mills, Inc. (the “Company”) and U.S. Bank National Association (formerly known as First Trust of Illinois, National Association), as trustee (the “Trustee”), and resolutions adopted by the Board of Directors of the Company, this Officers’ Certificate and Authentication Order is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 301 of the Indenture, to establish the form of the Securities of such series in accordance with Section 201 of the Indenture, to request the authentication and delivery of the Securities of such series pursuant to Section 303 of the Indenture and to comply with the provisions of Section 102 of the Indenture.

Capitalized terms used but not defined herein and defined in the Indenture shall have the respective meanings ascribed to them in the Indenture.

A. Establishment of Series Pursuant to Section 301 of Indenture. There is hereby established pursuant to Section 301 of the Indenture a series of Securities which shall have the following terms (the numbered clauses set forth below correspond to the numbered subsections of Section 301 of the Indenture):

(1) The series of Securities being authorized shall bear the title “Floating Rate Notes due 2023” (the “Notes”).

(2) There shall be no limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture; provided, however, that the aggregate principal amount of Notes to be authenticated and delivered under the Indenture pursuant to this Officers’ Certificate and Authentication Order shall be limited to the amount set forth in Section C below (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture).

(3) Interest on each Note will be paid to the Person in whose name the Note is registered at the close of business on the Regular Record Date (as defined in paragraph 5 below), except that interest due at Maturity will be paid to the Person to whom the principal of the Note is paid.

(4) The Notes will mature on October 17, 2023, unless the principal of any Note, or any installment of principal, becomes due and payable prior to such date. If the date of Maturity of a Note is not a Business Day (as defined below), the payment due on such day shall be made on the next succeeding Business Day and no additional interest shall accrue for the period from Maturity to that next succeeding Business Day. “Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close, provided, that such day is also a London Business Day. “London Business Day” means any day on which dealings in United States dollars are transacted on the London interbank market.

(5) Each Note will bear interest from and including April 17, 2018 or from and including the most recent Interest Payment Date (as defined below) as to which interest on such Note (or any Predecessor Security with respect to such Note) has been paid or made available for payment at a rate per annum equal to the three-month LIBOR rate (as defined below), as determined on the applicable Interest Determination Date (as defined below) by the Calculation Agent (as defined below) (based on the actual number of days in each quarterly Interest Period (as defined below) and a 360-day year), plus 1.010%, payable quarterly on January 17, April 17, July 17 and October 17 of each year, beginning July 17, 2018, until the principal of the Note is paid or made available for payment. Each such January 17, April 17, July 17 and October 17 shall be an “Interest Payment Date” for the Notes, and the 15th calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date for the Notes shall be a “Regular Record Date” for interest payable on such Interest Payment Date. If an Interest Payment Date, other than the date of Maturity, is not a Business Day, the interest payment due on such day shall be made on the next succeeding Business Day, except that if such succeeding Business Day is in the next succeeding calendar month, the interest payment due on such day shall be made on the immediately preceding Business Day. Each payment of interest on a Note will include interest to, but excluding, as the case may be, the relevant Interest Payment Date or Maturity.

The rate of interest on the Notes will be 3.36281% on April 17, 2018 and will be reset on the first day of each Interest Period other than the Initial Interest Period (as defined below) (the date on which each such reset occurs, an “Interest Reset Date”). An “Interest Period” for the Notes means the period commencing on an Interest Payment Date (or, in the case of the Initial Interest Period, commencing on April 17, 2018) and ending on the day preceding the next following Interest Payment Date. The “Initial Interest Period” will be April 17, 2018 through July 16, 2018. The “Interest Determination Date” for an Interest Period will be the second Business Day preceding such Interest Period. The Interest Determination Date for the Initial Interest Period will be April 13, 2018.

“LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

(i) With respect to any Interest Determination Date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable Interest Period that appears on Reuters Screen LIBOR01 Page (as defined below) as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, then LIBOR, in respect of that Interest Determination Date, will be determined in accordance with the provisions described in (ii) and (iii) below.

(ii) With respect to an Interest Determination Date on which no rate appears on Reuters Screen LIBOR01 Page, except as provided in clause (iii) below, as specified in (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable Interest Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding Interest Reset Date.

(iii) Notwithstanding clause (ii) above, if the Company or the Calculation Agent determines that LIBOR has been permanently discontinued, the calculation agent will use, as a substitute for LIBOR and for each future Interest Determination Date, the Alternative Rate (as defined below). As part of such substitution, the Calculation Agent will, after consultation with the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes. If the Calculation Agent determines, and following consultation with the Company, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, (i) U.S. Bank National Association shall have the right to resign as Calculation Agent in respect of the Notes and (ii) the Company will appoint, in its sole discretion, a new Calculation Agent to replace U.S. Bank National Association, solely in its role as Calculation Agent in respect of the Notes, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on the Company, the Trustee and Holders of the Notes. If, however, the Calculation Agent determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the Interest Determination Date when LIBOR was last available on the Reuters Screen LIBOR01 Page, as determined by the Calculation Agent.

“Alternative Rate” means the reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The “Calculation Agent” shall be the agent appointed by the Company to calculate the interest rate on the Notes and will initially be the Trustee. The Calculation Agent shall calculate the interest rate in accordance with the foregoing. On or before each Calculation Date (as defined below), the Calculation Agent will determine the interest rate and notify the Paying Agent. All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive and binding and neither the Trustee nor the Paying Agent shall have the duty to verify determinations of interest rates made by the Calculation Agent. The “Calculation Date” pertaining to any Interest Determination Date on a Note will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day, and (ii) the Business Day immediately preceding the applicable Interest Payment Date or the date of Maturity, as the case may be.

Notwithstanding the foregoing, the interest rate shall in no event be (i) higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application or (ii) less than zero.

(6) Payment of principal of and premium (if any) and interest on each Note that is represented by a Global Security will be made to the Depositary (as specified in paragraph 16 below) or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Notes represented thereby for all purposes under the Indenture.

Payment of principal of and premium (if any) and interest on each Note that is not represented by a Global Security will be made upon presentation and surrender of such Note at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York (which shall initially be the office of the Trustee). Registered Holders that wish to receive payment in immediately available funds must provide appropriate written wire transfer instructions sufficiently in advance of the payment date and present the Note in time for the party making the payment to make payments in such funds in accordance with its normal procedures. Any wire transfer instructions received by a party making payments shall remain in effect until revoked by the registered Holder. Payment in accordance with written wire transfer instructions from a registered Holder shall be deemed to constitute full and complete payment of all amounts so paid. The Company may, at its option, elect to make payments of interest other than at Maturity by check mailed to the address of the registered Holder thereof as of the close of business on the relevant Regular Record Date as such address appears in the Security Register.

The “Place of Payment” with respect to the Notes shall be The City of New York.

(7) Except as provided pursuant to clause (8) below, the Notes shall not be redeemable prior to Stated Maturity.

(8) If (i) the closing of the Merger (as defined in the form of Note attached hereto as Exhibit A) has not occurred on or prior to August 22, 2018, or (ii) prior to August 22, 2018, the Merger Agreement (as defined in the form of Note attached hereto as Exhibit A) is terminated (each, a “Special Mandatory Redemption Event”), the Company will be obligated to redeem all of the Notes on the Special Mandatory Redemption Date (as defined below) at a redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. Upon the occurrence of a Special Mandatory Redemption Event, the Company will promptly (but in no event later than five Business Days following such Special Mandatory Redemption Event) cause notice to be delivered electronically or mailed, with a copy to the Trustee, to each Holder at its registered address (such date of notification to the holders, the “Special Mandatory Redemption Notice Date”). The notice will inform holders that the Notes will be redeemed on the redemption date set forth in such notice, which will be no earlier than three Business Days and no later than 30 days from the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), and that all of the outstanding Notes will be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders of the Notes. At or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company will deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Notes. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

If a Change of Control Triggering Event (as defined in the form of Note attached hereto as Exhibit A) shall have occurred, Holders of the Notes may require the Company to repurchase all or any part of the Notes in the manner provided and subject to the limitations set forth in the form of Note attached hereto as Exhibit A.

(9) The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(15) The Notes shall not be subject to defeasance or covenant defeasance, in whole or any specified part, and will not be entitled to the benefit of Article 13 of the Indenture.

(16) The Notes shall be issuable in whole or in part in the form of one or more Global Securities registered in the name of the Depositary or its nominee. The Depositary with respect to such Global Securities shall be The Depository Trust Company. The Global Securities shall bear the legends set forth on the form of Note attached hereto as Exhibit A. Such Global Security may not be exchanged in whole or in part for Securities registered, and no transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the Depositary for such Global Security or a nominee thereof, unless (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, the Company does not appoint a successor Depositary within 90 days after receiving that notice or becoming aware that the Depositary is no longer so registered, (b) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so exchangeable or (z) an Event of Default with respect to such Global Security has occurred and is continuing, and the Depositary requests the issuance of Securities registered in the name or names of Persons other than the Depositary for such Global Security or a nominee thereof. So long as the Depositary or its nominee is the registered holder of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Security for all purposes under the Notes and the Indenture.

B. Establishment of Form of Securities Pursuant to Section 201 of the Indenture. In accordance with Section 201 of the Indenture, the form attached hereto as Exhibit A is hereby established as the form to represent the Notes.

C. Order for the Authentication and Delivery of Securities Pursuant to Section 303 of the Indenture. Pursuant to Section 303 of the Indenture, you are hereby requested, as Trustee under the Indenture, to authenticate, in the manner provided by the Indenture, $400,000,000 aggregate principal amount of the Notes registered in the name of Cede & Co., which Notes have been heretofore duly executed by the proper officers of the Company and delivered to you as provided in the Indenture, and to deliver said authenticated Notes to Goldman Sachs & Co. LLC through the facilities of The Depository Trust Company against payment therefor on April 17, 2018.

D. Certification Pursuant to Section 102 of the Indenture. Each of the undersigned has read the pertinent sections of the Indenture, including Sections 201, 301 and 303 thereof and the definitions in the Indenture relating thereto, and certain other corporate documents and records. In the opinion of each of the undersigned, the undersigned has made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the conditions precedent to (i) the establishment of (a) a series of Securities and (b) the form of such Securities and (ii) the issuance, authentication and delivery of such series of Securities contained in the Indenture have been complied with. In the opinion of the undersigned, all conditions precedent to (x) the establishment of the Notes and the form of the Notes and (y) the issuance, authentication and delivery of the Notes have been complied with.

Insofar as this Officers’ Certificate and Authentication Order relates to legal matters, it is based upon the Opinion of Counsel delivered by the Company to the Trustee contemporaneously herewith.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have hereunto signed our names on behalf of the Company.

Dated: April 17, 2018

GENERAL MILLS, INC.

By	/s/ Donal L. Mulligan
Donal L. Mulligan
Its Executive Vice President, Chief Financial Officer

By	/s/ Brett M. White
Brett M. White
Its Vice President, Treasurer

CERTIFICATION

I, Chris A. Rauschl, an Assistant Secretary of the Company, do hereby certify that Donal L. Mulligan is on the date hereof the duly elected or appointed Executive Vice President and Chief Financial Officer of the Company and the signature set forth above is his own true signature, and further certify that Brett M. White is on the date hereof the duly elected or appointed Vice President and Treasurer of the Company and the signature set forth above is his own true signature.

/s/ Chris A. Rauschl
Chris A. Rauschl
Assistant Secretary

EXHIBIT A

REGISTERED NO. 1	PRINCIPAL AMOUNT: $400,000,000

GENERAL MILLS, INC.

FLOATING RATE NOTES DUE 2023

CUSIP NO. 370334 CC6	ISIN No. US370334CC65

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

GENERAL MILLS, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE &CO., or registered assigns, the principal sum of Four Hundred Million Dollars (U.S. $400,000,000) on October 17, 2023 (the “Maturity Date”), and to pay interest thereon from and including April 17, 2018 or the most recent Interest Payment Date (as defined below) as to which interest has been paid or made available for payment, quarterly on January 17, April 17, July 17 and October 17 in each year (each an “Interest Payment Date”), commencing on July 17, 2018, at the rate per annum determined in accordance with the provisions set forth on the reverse hereof, until the principal hereof has been paid or duly made available for payment. Each payment of interest hereon will include interest to, but excluding, as the case may be, the relevant Interest Payment Date or Maturity.

The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date will, as provided for in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities with respect hereto) is registered at the close of business on the Regular Record Date for such Interest Payment Date, which shall be the 15th calendar day (whether or not a Business Day, as hereinafter defined) immediately preceding such Interest Payment Date; except that interest due at Maturity will be paid to the Person to whom the principal is paid. Any such interest not so punctually paid or made available for payment will forthwith cease to be payable to the Person in whose name this Note (or one or more Predecessor Securities with respect hereto) is registered at the close of business on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of principal of and premium (if any) and interest on this Note will be made to The Depository Trust Company or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Note represented hereby for all purposes under the Indenture.

The “Place of Payment” with respect to this Note shall be the City of New York.

All payments on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

If the Maturity Date is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day with the same force and effect as if made on the due date and no additional interest shall accrue for the period from and after the Maturity Date to such next succeeding Business Day. If an Interest Payment Date, other than the Maturity Date, is not a Business Day, the interest payment due on such day shall be made on the next succeeding Business Day, except that if such succeeding Business Day is in the next succeeding calendar month, the interest payment due on such day shall be made on the immediately preceding Business Day. “Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close, provided that such day is also a London Business Day. “London Business Day” means any day on which dealings in United States dollars are transacted on the London interbank market.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall have the same effect as though fully set forth in this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee for the Notes by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and has caused a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

Dated: April 17, 2018

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.	GENERAL MILLS, INC.
By:
Brett M. White
Its Vice President, Treasurer
U. S. BANK NATIONAL ASSOCIATION, as Trustee

Attest:
By:		Chris A. Rauschl
Authorized Officer		Its Assistant Secretary

OR
[SEAL]
as Authenticating Agent for the Trustee

By:

[REVERSE OF NOTE]

GENERAL MILLS, INC.

FLOATING RATE NOTES DUE 2023

This Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 1, 1996 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association (f.k.a. First Trust of Illinois, National Association), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, additional Securities of other separate series, which may vary as to date, amount, Stated Maturity, interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited principal amount. This Note is one of a series of the Securities designated as Floating Rate Notes due 2023 (the “Notes”).

In case an Event of Default with respect to the Notes shall have occurred and be continuing, the unpaid principal hereof may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

Except as provided upon the occurrence of a Special Mandatory Redemption Event or a Change of Control Triggering Event (each as defined herein), this Note is not redeemable prior to the Maturity Date.

This Note shall bear interest at a rate per annum equal to the three-month LIBOR rate (as defined below), as determined on the applicable Interest Determination Date (as defined below) by the Calculation Agent (as defined below) (based on the actual number of days in each quarterly Interest Period (as defined below) and a 360-day year), plus 1.010%.

The rate of interest on this Note will be 3.36281% on April 17, 2018 and will be reset on the first day of each Interest Period other than the Initial Interest Period (as defined below) (the date on which each such reset occurs, an “Interest Reset Date”). An “Interest Period” for the Notes means the period commencing on an Interest Payment Date (or, in the case of the Initial Interest Period, commencing on April 17, 2018) and ending on the day preceding the next following Interest Payment Date. The “Initial Interest Period” will be April 17, 2018 through July 16, 2018. The “Interest Determination Date” for an Interest Period will be the second Business Day preceding such Interest Period (or, in the case of the Initial Interest Period, April 13, 2018).

“LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

(i) With respect to any Interest Determination Date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable Interest Period that appears on Reuters Screen LIBOR01 Page (as defined below) as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, then LIBOR, in respect of that Interest Determination Date, will be determined in accordance with the provisions described in (ii) and (iii) below.

(ii) With respect to an Interest Determination Date on which no rate appears on Reuters Screen LIBOR01 Page, except as provided in clause (iii) below, as specified in (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable Interest Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding Interest Reset Date.

(iii) Notwithstanding clause (ii) above, if the Company or the Calculation Agent determines that LIBOR has been permanently discontinued, the calculation agent will use, as a substitute for LIBOR and for each future Interest Determination Date, the Alternative Rate (as defined below). As part of such substitution, the Calculation Agent will, after consultation with the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes. If the Calculation Agent determines, and following consultation with the Company, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, (i) U.S. Bank National Association shall have the right to resign as Calculation Agent in respect of the Notes and (ii) the Company will appoint, in its sole discretion, a new Calculation Agent to replace U.S. Bank National Association, solely in its role as Calculation Agent in respect of the Notes, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on the Company, the Trustee and Holders of the Notes. If, however, the Calculation Agent determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the Interest Determination Date when LIBOR was last available on the Reuters Screen LIBOR01 Page, as determined by the Calculation Agent.

“Alternative Rate” means the reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The “Calculation Agent” shall be the agent appointed by the Company to calculate the interest rate on the Notes and will initially be the Trustee. The Calculation Agent shall calculate the interest rate in accordance with the foregoing. On or before each Calculation Date (as defined below), the Calculation Agent will determine the interest rate and notify the Paying Agent. All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive and binding and neither the Trustee nor the Paying Agent shall have the duty to verify determinations of interest rates made by the Calculation Agent. The “Calculation Date” pertaining to any Interest Determination Date on a Note will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day, and (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Notwithstanding the foregoing, the interest rate in any Interest Period shall in no event be (i) higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application or (ii) less than zero.

If (i) the Merger has not occurred on or prior to August 22, 2018, or (ii) prior to August 22, 2018, the Merger Agreement is terminated, the Company will be obligated to redeem all of the Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. Upon the occurrence of a Special Mandatory Redemption Event, the Company will promptly (but in no event later than five Business Days following such Special Mandatory Redemption Event) cause notice to be delivered electronically or mailed, with a copy to the Trustee, to each Holder at its registered address. The notice will inform holders that the Notes will be redeemed on the redemption date set forth in such notice, which will be no earlier than three Business Days and no later than 30 days from the Special Mandatory Redemption Notice Date, and that all of the outstanding Notes will be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders of the Notes. At or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company will deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Notes. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

“Merger” means the merger of Bravo Merger Corp., a Delaware corporation and the Company’s wholly owned subsidiary, with and into Blue Buffalo Pet Products, Inc., a Delaware corporation, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger among the Company, Blue Buffalo Pet Products, Inc. and Bravo Merger Corp., dated February 22, 2018.

“Special Mandatory Redemption Date“ means the date on which the Notes will be redeemed following the occurrence of a Special Mandatory Redemption Event, which date will be no earlier than three Business Days and no later than 30 days from the Special Mandatory Redemption Notice Date.

“Special Mandatory Redemption Event” means (i) the closing of the Merger has not occurred on or prior to August 22, 2018 or (ii) prior to August 22, 2018, the Merger Agreement is terminated.

“Special Mandatory Redemption Notice Date” means the date on which the Company provides notice to the Holders of the Notes of the occurrence of a Special Mandatory Redemption Event, which date shall be promptly following the occurrence of a Special Mandatory Redemption Event, but in no event later than five Business Days following such Special Mandatory Redemption Event.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date.

If a Change of Control Triggering Event shall have occurred, the Holder of this Note may require the Company to repurchase all or any part (equal to an integral multiple of $1,000) of this Note at a purchase price equal to 101% of the principal amount of, plus accrued and unpaid interest, if any, to the date of purchase on, the Note (or part thereof) to be purchased (unless the Company shall have mailed or caused to be mailed a notice of redemption within 30 days after such Change of Control Triggering Event stating that all of the Notes will be redeemed); provided that the principal amount of this Note remaining outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. Within 30 days after any Change of Control Triggering Event, the Company shall mail or cause the Trustee to mail a notice describing the transaction or transactions constituting the Change of Control Triggering Event and offering to repurchase the Notes. Such repurchase must occur no earlier than 30 days and no later than 60 days after the date such notice is mailed.

On the date specified for repurchase of the Notes, the Company shall, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the offer to repurchase the Notes;

•	deposit with the Paying Agent the required payment for all Notes or portions of Notes properly tendered pursuant to the offer to repurchase the Notes; and

•	deliver to the Trustee the repurchased Notes, accompanied by an Officers’ Certificate stating the aggregate principal amount of Notes repurchased pursuant to the offer to repurchase the Notes.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations applicable to the repurchase of the Notes. To the extent that these securities laws and regulations conflict with the provisions of this Note requiring repurchase of the Notes upon a Change of Control Triggering Event, the Company shall comply with these securities laws and regulations instead of the repurchase provisions of this Note, and the Company will not be considered to have breached its obligation to repurchase the Notes. Additionally, if an Event of Default unrelated to the repurchase provisions of this Note exists under the Indenture, including Events of Default arising with respect to other issues of Securities, the Company shall not be required to repurchase the Notes, notwithstanding the repurchase provisions of this Note.

The Company shall not be required to comply with obligations relating to repurchase of the Notes upon a Change of Control Triggering Event if a third party satisfies such obligations.

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than the Company or one of its subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to one or more Persons (other than the Company or one of its subsidiaries); or (c) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following such transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the Holders of the Company’s Voting Stock immediately prior to such transaction or (z) immediately following such transaction no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of the Board of Directors on April 17, 2018 or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB– (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization’’ (as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended) selected by the Company as a replacement Rating Agency for a former Rating Agency.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the request of the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified person (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Company may, without the consent of the Holders of the Notes, issue additional Securities having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the public offering price and issue date and, in some cases, the first interest payment date). Any additional Securities having the same terms, together with these Notes, will constitute a single series of Notes under the Indenture; provided that, if the additional Securities are not fungible with these Notes for U.S. federal income tax purposes, the additional Securities will have a different CUSIP number. No such additional Securities having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the public offering price and issue date and, in some cases, the first interest payment date) may be issued if an Event of Default has occurred with respect to these Notes.

This Note is not subject to defeasance or covenant defeasance and shall not be entitled to the benefit of Article 13 of the Indenture.

This Global Security is exchangeable for definitive Notes only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, the Company does not appoint a successor Depositary within 90 days after receiving that notice or becoming aware that the Depositary is no longer so registered, (y) the Company executes and delivers to the Trustee a Company Order that this Global Security shall be so exchangeable or (z) an Event of Default with respect to the Notes represented hereby has occurred and is continuing and the Depositary requests the issuance of definitive Notes. In such case, this Global Security shall be exchangeable into Notes issuable only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No Notes shall be issuable in denominations of less than $2,000. If this Global Security is exchangeable pursuant to the preceding sentences, it shall be exchangeable for definitive Notes, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity and other terms in registered form and of differing denominations aggregating a like amount.

As provided in the Indenture and subject to the limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No Notes will be issuable in denominations of less than $2,000. As provided in the Indenture and subject to the limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor in denominations of $2,000 and integral multiples of $1,000 in excess thereof, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the places, at the respective times and at the rate herein prescribed.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Person in whose name this Note is registered as the absolute owner of this Note at such holder’s address as it appears on the Security Register (whether or not this Note shall be overdue) for the purpose of receiving payment of or on account hereof and for all other purposes, and neither the Company nor the Trustee nor any such agent shall be affected by any notice to the contrary. All payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Note.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in any indenture supplemental thereto or any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such personal liability of every such incorporator, stockholder, officer and director, as such, being expressly waived and released by acceptance hereof and as a condition of and as part of the consideration for the issuance of this Note. Capitalized terms used herein which are not defined herein shall have the respective meanings assigned thereto in the Indenture.

The Indenture is, and this Note shall be, governed by and construed in accordance with the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--as tenants in common	UNIF TRAN MIN ACT-- CUSTODIAN
TEN ENT	--as tenants by the entireties	(Cust)	(Minor)
JT TEN	--as joint tenants with right	Under Uniform Transfers to Minors Act
of survivorship and not as
tenants in common
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please insert Social Security or

Other identifying Number of Assignee

/                    /

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note of GENERAL MILLS, INC. and does hereby irrevocably constitute and appoint                                                                                                                 attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

28